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EXHIBIT 2.2

AMENDMENT TO
ARTICLES OF INCORPORATION
OF
MILLENNIUM MULTI MEDIA.COM CORPORATION

    The undersigned, Joubin Torkan and Joseph Torkan, being the President and Secretary, respectively, of Millennium Multi Media.com Corporation (the "Corporation"), hereby certify that:

    1.  They are the President and Secretary, respectively, of the Corporation.

    2.  The Articles of Incorporation of the Corporation are hereby amended as follows:

    Article I is hereby amended and restated to read as follows:

ARTICLE I

    Name:  The name of the Corporation is Voxcorp, Inc.

    The foregoing Amendment to the Articles of Incorporation has been duly approved by the Board of Directors.

    4.  The foregoing Amendment to the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Utah General Corporation Law. The total number of outstanding shares of the Corporation is 113,286,024 shares of Common Stock. The number of shares voting in favor of the amendment was 76,065,055 or approximately 67.15% of the outstanding shares. The percentage vote required was more than fifty percent (50%).

    The undersigned further declares under penalty of perjury under the laws of the State of Utah that the matters set forth in this certificate are true and correct of his own knowledge.

Dated: March 7, 2001

                      /s/ Joubin Torkan
                      Joubin Torkan, President

                      /s/ Joseph Torkan
                      Joseph Torkan, President

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EXHIBIT 2.2
AMENDMENT TO ARTICLES OF INCORPORATION OF MILLENNIUM MULTI MEDIA.COM CORPORATION
ARTICLE I